Exhibit 99.1

CARGO Therapeutics Provides Corporate Update

- Development of CRG-023 and allogeneic platform suspended; further reduction in force (RIF) of approximately 90% to preserve cash and maximize shareholder value -

- CARGO had cash, cash equivalents and marketable securities of $368.1 million as of December 31, 2024 -

- Anup Radhakrishnan appointed as interim CEO to pursue reverse merger or other business combination -

SAN CARLOS, Calif., March 18, 2025 – CARGO Therapeutics, Inc. (Nasdaq: CRGX) today provided an update regarding its ongoing evaluation of strategic options following the discontinuation of FIRCE-1, a Phase 2 study of firicabtagene autoleucel (firi-cel).

The Company’s Board of Directors has made the decision to suspend development efforts of both CRG-023 and CARGO’s allogeneic platform and has appointed Anup Radhakrishnan as interim CEO to lead the Company through a reverse merger or other business combination.

Accordingly, CARGO has engaged TD Cowen as the Company’s exclusive strategic financial advisor. In connection with today’s announcement, the Company is also further reducing its workforce by approximately 90%.

As of December 31, 2024, the Company’s cash, cash equivalents and marketable securities totaled $368.1 million.

“In connection with the Company’s review of strategic options, the Board has concluded that it is in the best interests of shareholders to cease development operations,” said John Orwin, Chairman of the Board. “We are grateful for the contributions of those who will be leaving CARGO as a result of the decision to discontinue development of our remaining pipeline assets. Our priority moving forward is to maximize value for shareholders while aiming to find a permanent home for our remaining assets for the benefit of patients, and to do both in an expeditious manner.”

Orwin continued: “The Board would like to take this opportunity to thank Gina Chapman and the other departing members of our executive team and wish them the very best for the future.”

About CARGO Therapeutics

CARGO Therapeutics, Inc. is a biotechnology company focused on the development of potentially curative cell therapies for cancer patients. CARGO’s programs, platform technologies, and manufacturing strategy are designed to directly address the limitations of approved cell therapies, including limited durability of effect, safety concerns and availability. CARGO has a focused pipeline that includes its CRG-023 product candidate, a CD19/CD20/CD22 tri-specific CAR T developed using a tri-cistronic construct and designed to address several known causes of relapse, resulting in a potential best-in-class CAR T-cell therapy across a broad range of B-cell malignancies with the goal of providing more patients with a durable complete response. CARGO’s latest program advancement, a novel allogeneic platform, is a universal vector solution designed to limit immune-based rejection and enable durable response of CAR T-cell therapy. The universal allogeneic-enabling vector is intended to be paired with any CAR vector to create an allogeneic CAR T-cell therapy, with the potential to maintain the efficacy, durability, and safety of autologous cell therapy while broadening availability to more people with cancer. For more information, please visit the CARGO Therapeutics website at https://cargo-tx.com/.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: the Company’s ability to suspend development efforts and wind down operations expeditiously and without incurring additional liabilities, the Company’s ability license or sell its pipeline assets; the Company’s ability to identify a reverse merger or business combination partner, or otherwise close such a transaction if a partner is identified; and the Company’s expectations and estimates regarding the planned reduction in force and discontinuation of its pipeline assets. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. For a detailed discussion of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to CARGO’s business in general, please refer to the risk factors identified in the Company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statements that the Company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Denise Powell

denise@redhousecomms.com

Investor Contact:

Laurence Watts

laurence@newstreetir.com